UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 22, 2024

JACK HENRY & ASSOCIATES, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	0-14112	43-1128385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

663 Highway 60, P.O. Box 807, Monett, MO 65708
(Address of Principal Executive Offices) (Zip Code)

417-235-6652
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	JKHY	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2024, the Board of Directors (the “Board”) of Jack Henry & Associates, Inc. (the “Company”) temporarily expanded the size of the Board from nine directors to ten directors and appointed new directors to the Board. The expansion of the Board will last until the 2024 Annual Meeting of Stockholders, at which time nine director nominees are expected to stand for election to the Board. To fill the vacancies created by this expansion and the unfortunate passing of Laura G. Kelly earlier in 2024, the Board appointed Tammy S. LoCascio and Lisa M. Nelson as directors of the Company.

Tammy S. LoCascio, age 55, is Senior Executive Vice President and Chief Operating Officer of First Horizon Corporation (NYSE: FHN), the holding company for First Horizon Bank, where she also previously served as Chief Human Resources Officer, and Executive Vice President of Consumer Banking. Prior to joining First Horizon in 2011, Ms. LoCascio worked in management consulting as well as held leadership roles at various regional banks. Ms. LoCascio brings extensive experience with banking strategy, technology, and operations as well as human capital management. Ms. LoCascio is engaged in the communities she serves and was named a Woman of Impact by the American Heart Association of the Mid South in 2024 and was honored as one of Memphis’ most influential women in business by the Memphis Business Journal in 2018.

Lisa M Nelson, age 61, is President of the Equifax, Inc. (NYSE: EFX) International business, where she also previously served as President of Equifax Australia and New Zealand, President and General Manager of Equifax Canada, and Corporate Senior Vice President and Enterprise Alliance Leader. Prior to joining Equifax in 2011, Ms. Nelson held various executive leadership positions at Fair Isaac Corporation (NYSE: FICO) from 2004 to 2011, and from 1998 to 2003 held executive positions at EFunds Corporation, a payments services company that was acquired by Fidelity National Information Services, Inc. (NYSE: FIS) in 2007. Ms. Nelson brings to the Board a deep knowledge and experience of global management of technology companies, in addition to strategic acquisitions and implementation of growth initiatives. Ms. Nelson earned a Master’s in Business Administration from the University of St. Thomas. She currently serves on the private board of Equifax do Brazil.

In connection with the appointments, the Board determined each of Ms. LoCascio and Ms. Nelson to be independent directors within the meaning of the Nasdaq Stock Market listing standards and the rules and regulations of the Securities and Exchange Commission.

In connection with Ms. LoCascio’s and Ms. Nelson’s appointments, and pursuant to the Company’s compensation practices for non-employee directors, each will be granted a prorated portion of the annual director restricted stock unit award equaling approximately $61,600 and will be eligible for the $70,000 annual director cash retainer, which is paid quarterly in arrears. The Company and each of Ms. LoCascio and Ms. Nelson will enter into the Company’s standard form of indemnification agreement for directors and officers, a copy of which was previously filed as Exhibit 10.71 to the Company’s Current Report on Form 8-K filed February 17, 2022, and is incorporated herein by reference.

The Company has not entered into any transaction with either Ms. LoCascio or Ms. Nelson for which disclosure is required under Item 404(a) of Regulation S-K and neither will not be employed by the Company. Neither Ms. LoCascio nor Ms. Nelson was elected pursuant to any arrangement or understanding between such director and any other parties.

The Board has not determined at this time which committees Ms. LoCascio and Ms. Nelson will be appointed to serve on as members.

Additional information regarding the appointments of Ms. LoCascio and Ms. Nelson is detailed in the Company’s press release dated July 23, 2024, the text of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
Exhibits
Exhibit No.     Description
99.1        Press Release dated July 23, 2024
104         Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK HENRY & ASSOCIATES, INC.
(Registrant)

Date:	July 23, 2024	/s/ Mimi L. Carsley
Mimi L. Carsley
Chief Financial Officer and Treasurer